EXHIBIT 5.1

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

May 3, 2016

GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921

Ladies and Gentlemen:

We have acted as special counsel to GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 7,897,586 shares (the “Shares”) of the Company’s Common Stock, par value $0.00001 per share, issuable pursuant to the Company’s 2015 Omnibus Incentive Compensation Plan (the “Plan”).
We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.
On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, /s/ Davis Polk & Wardwell LLP ___________________________________ Davis Polk & Wardwell LLP